ADMINISTRATION AGREEMENT

SCHEDULE A

Listing of Fund(s)

SSgA Multi-Asset Real Return Portfolio

SSgA Income Allocation Portfolio

SSgA Global Allocation Portfolio

Blackstone/GSO Senior Loan Portfolio

SSgA Ultra Short Term Bond Portfolio

SSgA MFS Systematic Core Equity Portfolio

SSgA MFS Systematic Growth Equity Portfolio

SSgA MFS Systematic Value Equity Portfolio

Dated: January 8, 2014

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